                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                              CN Biosciences, Inc.
                         -----------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         -----------------------------
                         (Title of Class of Securities)

                                   0001259461
                         -----------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 9 pages
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CUSIP No. 0001259461                13G                      Page 2 of 9 pages
--------------------------------------------------------------------------------
1                            NAME OF REPORTING PERSON
                             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             ABS MB (CN) Limited Partnership
--------------------------------------------------------------------------------
2                            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                             (a)    [  ]
                             (b)    [  ]
--------------------------------------------------------------------------------
3                            SEC USE ONLY

--------------------------------------------------------------------------------
4                            CITIZENSHIP OR PLACE OF ORGANIZATION

                             Maryland
--------------------------------------------------------------------------------

                                                5  SOLE VOTING POWER
NUMBER OF                                          0 shares
SHARES
                           -----------------------------------------------------
BENEFICIALLY OWNED BY                           6  SHARED VOTING POWER
EACH                                               910,190 shares
                           -----------------------------------------------------
REPORTING                                       7  SOLE DISPOSITIVE POWER
PERSON                                             0 shares
WITH
                           -----------------------------------------------------
                                                8  SHARED DISPOSITIVE POWER
                                                   910,190 shares
--------------------------------------------------------------------------------
9                            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON
                             910,190 shares
--------------------------------------------------------------------------------
10                           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*
                                                                 [  ]
--------------------------------------------------------------------------------
11                           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                             17.7%
--------------------------------------------------------------------------------
12                           TYPE OF REPORTING PERSON*

                             PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 2 of 9 pages

CUSIP No. 0001259461                 13G                     Page 3 of 9 pages
--------------------------------------------------------------------------------

1                            NAME OF REPORTING PERSON
                             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             ABS MB Ltd.
--------------------------------------------------------------------------------
2                            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]
                                                      (b) [ ]
--------------------------------------------------------------------------------
3                            SEC USE ONLY

--------------------------------------------------------------------------------
4                            CITIZENSHIP OR PLACE OF ORGANIZATION

                             Maryland
--------------------------------------------------------------------------------

                                                5  SOLE VOTING POWER
NUMBER OF                                          0 shares
SHARES
                           -----------------------------------------------------
BENEFICIALLY OWNED BY                           6  SHARED VOTING POWER
EACH                                               910,190 shares
                           -----------------------------------------------------
REPORTING                                       7  SOLE DISPOSITIVE POWER
PERSON                                             0 shares
WITH
                           -----------------------------------------------------
                                                8  SHARED DISPOSITIVE POWER
                                                   910,190 shares
--------------------------------------------------------------------------------
9                            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON
                             910,190 shares
--------------------------------------------------------------------------------
10                           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*
                                                                  [ ]
--------------------------------------------------------------------------------
11                           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                             17.7%
--------------------------------------------------------------------------------
12                           TYPE OF REPORTING PERSON*

                             PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 3 of 9 pages

CUSIP No. 0001259461                 13G                      Page 4 of 9 pages
--------------------------------------------------------------------------------

1                            NAME OF REPORTING PERSON
                             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             Alex. Brown Investments Incorporated
--------------------------------------------------------------------------------
2                            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                               (a)  [ ]
                                               (b)  [ ]
--------------------------------------------------------------------------------
3                            SEC USE ONLY

--------------------------------------------------------------------------------
4                            CITIZENSHIP OR PLACE OF ORGANIZATION

                             Maryland
--------------------------------------------------------------------------------

                                                 5  SOLE VOTING POWER
NUMBER OF                                           0 shares
SHARES
                           -----------------------------------------------------
BENEFICIALLY OWNED BY                            6  SHARED VOTING POWER
EACH                                                910,190 shares
                           -----------------------------------------------------
REPORTING                                        7  SOLE DISPOSITIVE POWER
PERSON                                              0 shares
WITH
                           -----------------------------------------------------
                                                 8  SHARED DISPOSITIVE POWER
                                                    910,190 shares
--------------------------------------------------------------------------------
9                            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON
                             910,190 shares
--------------------------------------------------------------------------------
10                           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*
                                                                    [ ]
--------------------------------------------------------------------------------
11                           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                             17.7%
--------------------------------------------------------------------------------
12                           TYPE OF REPORTING PERSON*

                             CO
--------------------------------------------------------------------------------



                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 4 of 9 pages

CUSIP No. 0001259461                  13G                Page 5 of 9 pages
--------------------------------------------------------------------------------







Item 1(a).       Name of Issuer: CN Biosciences, Inc.
                 --------------

Item 1(b).       Address of Issuer's Principal Executive Offices:
                 -----------------------------------------------
                 10394 Pacific Center Court, San Diego, CA 92121


Item 2(a)                         Item 2(b)                Item 2(c)
---------------------------  -------------------     ---------------------

                                                     Citizenship or Place
Name of Person Filing              Address              of Organization
---------------------------  -------------------     ---------------------

 ABS MB (CN) Limited         1 South Street              Maryland
    Partnership ("ABS MB"),  Baltimore, MD 21202
    a Maryland limited
    partnership

 ABS MB Ltd. ("ABS Ltd.")    1 South Street              Maryland
   a Maryland corporation    Baltimore, MD 21202
   and the sole general
   partner of ABS MB

 Alex. Brown Investments     1 South Street              Maryland
   Incorporated ("Alex.      Baltimore, MD 21202
   Brown"), a Maryland
   corporation and the
   sole stockholder of
   ABS Ltd.


Item 2(d).  Title of Class of Securities: Common Stock, $.01 par value per
            ----------------------------
            share.

Item 2(e).  CUSIP Number:  0001259461
            ------------

Item 3.     If this statement is filed pursuant to Rules 13d-1(b),
            ------------------------------------------------------
            or 13d-2(b), check whether the person filing is a:
            --------------------------------------------------

           (a)    [   ]   Broker or Dealer registered under Section 15 of the
                          Securities Exchange Act of 1934 (the "Act").

           (b)    [   ]   Bank as defined in Section 3(a)(6) of the Act.

           (c)    [   ]   Insurance Company as defined in Section 3(a)(19) of
                          the Act.

           (d)    [   ]   Investment Company registered under Section 8 of
                          the Investment Company Act of 1940.

                               Page 5 of 9 pages
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CUSIP No. 0001259461                  13G                Page 6 of 9 pages
-------------------------------------------------------------------------------

           (e)    [   ]   Investment Adviser registered under Section 203 of
                          the Investment Advisers Act of 1940.

           (f)    [   ]   Employee Benefit Plan, Pension Fund which is subject
                          to the provisions of the Employee Retirement Income
                          Security Act of 1974 or Endowment Fund; see Rule 13d-
                          1(b)(1)(ii)(F) of the Act.

           (g)    [   ]   Parent Holding Company, in accordance with Rule 13d-
                          1(b)(ii)(G) of the Act.

           (h)    [   ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(H)
                          of the Act.

     None of the above.

Item 4.   Ownership.
          ---------

          (a)  Amount Beneficially Owned:

               ABS MB is the record owner of 910,190 shares (the "Shares") of Common Stock as of December 31, 1996. ABS MB has the power to vote or direct the disposition of all of the Shares. Such power is exercised through ABS Ltd., the sole general partner of ABS MB. ABS Ltd., as the general partner of ABS MB, may be deemed to beneficially own the Shares. Alex. Brown, as sole stockholder of ABS Ltd., has the power over all voting and investment decisions of ABS Ltd., and therefore may be deemed to beneficially own the Shares. Each of Alex. Brown and ABS Ltd. expressly disclaims beneficial ownership of the Shares.

          (b)  Percent of Class:

               The Shares represent 16.1% of the outstanding Common Stock (based on 5,152,587 shares of Common Stock outstanding as of December 31, 1996, as verbally confirmed by the Issuer's transfer agent).

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or direct the vote:

                    Each of ABS MB, ABS Ltd. and Alex. Brown has sole power to vote or direct the vote of -0- shares.

               (ii) Shared power to vote or direct the vote:

                               Page 6 of 9 pages
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CUSIP No. 0001259461                  13G                Page 7 of 9 pages
-------------------------------------------------------------------------------

                    ABS MB, ABS Ltd. and Alex. Brown have shared power to vote or to direct the vote of 3,60 910,190 shares.

              (iii) Sole power to dispose or direct the disposition of:

                    Each of ABS MB, ABS Ltd. and Alex. Brown has sole power to dispose or to direct the disposition of -0- shares.

               (iv) Shared power to dispose or direct the disposition of:

                    ABS MB, ABS Ltd. and Alex. Brown have shared power to dispose or to direct the disposition of 910,190 shares.

Item 5.   Ownership of Five Percent or Less of a Class.
          --------------------------------------------

          Not applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.
          ---------------------------------------------------------------

          Not applicable.

Item 7.   Identification and Classification of the Subsidiary Which Acquired the
          ----------------------------------------------------------------------
          Security Being Reported on by the Parent Holding Company.
          --------------------------------------------------------

          Not applicable.

Item 8.   Identification and Classification of Members of the Group.
          ---------------------------------------------------------

          ABS MB, ABS Ltd. and Alex. Brown expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.   Notice of Dissolution of Group.
          ------------------------------

          Not applicable.

Item 10.  Certification.
          -------------

          Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

                               Page 7 of 9 pages

CUSIP No. 0001259461                  13G                Page 8 of 9 pages
-------------------------------------------------------------------------------

                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.
                                                      ---------

Dated: February 10, 1997
                --


ABS MB (CN) LIMITED PARTNERSHIP


By:  ABS MB Ltd.


By:    /s/ Mayo A. Shattuck, III
   --------------------------------
Title:  President


ABS MB LTD.


By:   /s/ Mayo A. Shattuck, III
   -------------------------------
Title:  President


ALEX. BROWN INVESTMENTS INCORPORATED

By:   /s/ Mayo A. Shattuck, III
   -------------------------------
Title:  President

                               Page 8 of 9 pages

CUSIP No. 0001259461                  13G                Page 9 of 9 pages
-------------------------------------------------------------------------------

                                                                       Exhibit 1
                                                                       ---------

                                   AGREEMENT
                                   ---------

          Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed on behalf of all of the undersigned with respect to the ownership of shares of Common Stock of CN Biosciences, Inc. by ABS MB (CN) Limited Partnership.

           This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

           EXECUTED as a sealed instrument this 10th day of February, 1997.


ABS MB (CN) LIMITED PARTNERSHIP

By: ABS MB Ltd.

By:   /s/ Mayo A. Shattuck, III
   -------------------------------
Title:  President



ABS MB LTD.

By:   /s/ Mayo A. Shattuck, III
   -------------------------------
Title:  President


ALEX. BROWN INVESTMENTS INCORPORATED

By:   /s/ Mayo A. Shattuck, III
   -------------------------------
Title:  President

                               Page 9 of 9 pages